Filed pursuant to Rule 433
Registration Statement Nos. 333-202913 and 333-180300-03
November 2, 2016

Please find the summary of the indicative terms for our November offerings below. All terms, including but not limited to contingent coupon rate, upside participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date. Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse's ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our November offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below. Investing in the notes involves a number of risks. See "Selective Risk Considerations" herein and "Selected Risk Considerations" in the applicable offering documents.

FOR BROKER-DEALER USE ONLY.  NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

BROKERAGE OFFERINGS
Product Description	CUSIP	Trade Date	Maturity Date	Sales Concession	Fact Sheet	Preliminary Pricing Supplement
INCOME/CASH FLOW ALTERNATIVES
1Y GDX Autocallable Yield Notes, 65% American Barrier, [9.00-11.00]% p.a. coupon paid monthly	22548QMM4	11/23/16	11/29/17	1.50%		U1796
1.25Y SPX RTY Contingent Coupon Autocall Yield Notes, 75% American Barrier, [7.25-9.25]% p.a. coupon paid monthly	22548QLN3	11/23/16	2/28/18	1.50%	U1779	U1779
1.25Y SPX RTY Contingent Coupon Autocall Yield Notes, 65% American Barrier, [5.00-7.00]% p.a. coupon paid monthly	22548QLT0	11/23/16	2/28/18	1.50%	U1781	U1781
3Y SPX XBI Contingent Coupon Callable Yield Notes, 60% European Barrier, [10.00-12.00]% p.a. contingent coupon paid quarterly	22548QLV5	11/23/16	11/29/19	1.50%	U1783	U1783
3Y SPX RTY Contingent Coupon Autocall Yield Notes, 75% European Barrier, [7.00-9.00]% p.a. contingent coupon paid quarterly	22548QMN2	11/23/16	11/29/19	1.50%	U1797	U1797
5Y SPX RTY Contingent Coupon Callable Yield Notes, 60% European Barrier, [6.50-7.50]% p.a. contingent coupon paid quarterly	22548QLX1	11/23/16	11/29/21	2.00%	U1785	U1785
GROWTH ALTERNATIVES
2Y SPX Buffered Accelerated Return Equity Securities, 200% upside participation rate, [15.00-17.00]% maximum return, 10% buffer	22548QLM5	11/23/16	11/28/18	1.50%	K742	K742
2Y RTY Buffered Accelerated Return Equity Securities, 200% upside participation rate, [17.00-19.00]% maximum return, 10% buffer	22548QLU7	11/23/16	11/28/18	1.50%	K745	K745
4Y SPX XOP Autocallable Securities, 50% European Barrier, [48.00.-64.00]% contingent maximum return, 10% contingent minimum return	22548QMP7	11/23/16	11/30/20	1.50%	T906	T906
5Y SPX RTY Digital Plus Barrier Notes, 70% European Barrier, the greater of [55.00-60.00]% fixed payment percentage and the underlying return of the Lowest Performing Underlying at maturity	22548QLY9	11/23/16	11/29/21	3.00%	T900	T900
5Y SPX RTY Absolute Return Digital Barrier Securities, 60% European Barrier, [40.00-45.00]% fixed payment percentage	22548QLL7	11/23/16	11/29/21	3.00%	T897	T897
FEE BASED OFFERINGS
Product Description	CUSIP	Trade Date	Maturity Date	Sales Concession	Fact Sheet	Preliminary Pricing Supplement
INCOME/CASH FLOW ALTERNATIVES
1.25Y SPX RTY Contingent Coupon Autocallable Yield Notes, 70% American Barrier, [8.00-10.00]% p.a. contingent coupon paid monthly	22548QLS2	11/30/16	3/5/18	0.00%	U1780	U1780
1.25Y SPX RTY Contingent Coupon Autocallable Yield Notes, 60% American Barrier, [5.50-7.50]% p.a. contingent coupon paid monthly	22548QLW3	11/30/16	3/5/18	0.00%	U1784	U1784
3Y SPX RTY Contingent Coupon Callable Yield Notes, 70% European Barrier, [8.50-10.50]% p.a. contingent coupon paid quarterly	22548QM85	11/30/16	12/5/19	0.00%	U1788	U1788
3Y SPX XBI Contingent Coupon Callable Yield Notes, 60% European Barrier, [11.00-13.00]% p.a. contingent coupon paid quarterly	22548QMA0	11/30/16	12/5/19	0.00%	U1789	U1789
GROWTH ALTERNATIVES
1.5Y SPX Buffered Accelerated Return Equity Securities, 200% upside participation rate, [12.00-14.00]% maximum return, 10% buffer	22548QLQ6	11/30/16	6/4/18	0.00%	K743	K743
1.5Y RTY Buffered Accelerated Return Equity Securities, 200% upside participation rate, [14.50-16.50]% maximum return, 10% buffer	22548QLZ6	11/30/16	6/4/18	0.00%	K744	K744
4Y SPX RTY Absolute Return Digital Barrier Securities, 65% European Barrier, [35.00-40.00]% fixed payment percentage	22548QLR4	11/30/16	12/3/20	0.00%	T899	T899
4Y SPX RTY Digital Plus Barrier Notes, 70% European Barrier, the greater of [45.00-50.00]% fixed payment percentage and the underlying return of the Lowest Performing Underlying at maturity	22548QM93	11/30/16	12/3/20	0.00%	T902	T902
5Y SPX RTY Absolute Return Digital Barrier Securities, 60% European Barrier, [50.00-55.00]% fixed payment percentage	22548QLP8	11/30/16	12/3/21	0.00%	T898	T898

* The actual coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Selective Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. The risk considerations set forth below are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Selected Risk Considerations” section in the relevant Preliminary Pricing Supplement and the “Risk Factors” section in the relevant Product Supplement, if applicable, which set forth risks related to an investment in the securities.

• You may receive less than the principal amount at maturity, and depending on the terms of your investment, your investment may result in a loss of up to 100% of the principal amount.
• The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.
• Depending on the terms of your investment, the securities may not provide for regular fixed interest payments.
• Depending on the terms of your investment, your investment may be subject to a cap, in which case, you may not benefit from the full appreciation of the underlying(s).
• If the securities are subject to a potential early redemption, your opportunity to be paid interest, if applicable, over the full term of the securities might be limited.
• If the payment on the securities is based on the performance of the lowest performing underlying, you will not benefit from the performance of any other underlying.
• Prior to maturity, costs such as concessions and hedging may affect the value of the securities.
• If the payment on the securities is based on the performance of the lowest performing underlying, the securities are exposed to the risk of fluctuations in the level of the underlyings to the same degree for each underlying.
• If the securities are linked to a reference share or a reference fund, anti-dilution protection is limited.
• Credit Suisse currently estimates that the value of the securities on the trade date will be less than the price you pay for the securities, reflecting the deduction of underwriting discounts and commissions and other costs of creating and marketing the securities.
• The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market.
• We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the Issuer of the securities, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.
• The securities will be affected by a number of economic, financial, political, regulatory, and judicial factors that may either offset or magnify each other.
• As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the underlyings.

Credit Suisse AG ("Credit Suisse") has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. If the terms described in the applicable Preliminary Pricing Supplement are inconsistent with those described herein, the terms described in the applicable Preliminary Pricing Supplement will prevail. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(877)-927-7335.

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